Exhibit 21.1

Subsidiaries	State or country of Incorporation or Organization
Callaway Golf South Pacific Pty Ltd.	Australia
Callaway Golf Sales Company	California
Callaway Golf International Sales Company	California
Callaway Golf Canada Ltd.	Canada
Callaway Golf (Shanghai) Trading Co., Ltd.	China
Callaway Golf (Dongguan) Technology Service Co., Ltd.	China
Callaway Golf Ball Operations, Inc.	Delaware
Callaway Golf (Germany) GmbH	Germany
Callaway Golf India Private Ltd.	India
Callaway Golf Kabushiki Kaisha	Japan
Callaway Golf Korea Ltd.	Korea
Callaway de Mexico, S.A. de C.V.	Mexico
Callaway Golf Interactive, Inc.	Texas
Callaway Golf Europe Ltd.	United Kingdom
Callaway Golf European Holding Company Ltd.	United Kingdom
travisMathew, LLC	California
Ogio International, Inc.	Utah
Callaway Golf (Barbados) SRL	Barbados
Callaway Apparel Kabushiki Kaisha	Japan
Callaway HK Ben 1 Limited	Hong Kong
Callaway HK Ben 2 Limited	Hong Kong
Callaway HK OpCo Limited	Hong Kong
Callaway HK HoldCo Limited	Hong Kong
CÔNG TY TNHH CALLAWAY GOLF VIỆT NAM (Callaway Golf Vietnam Company Limited)	Vietnam
Callaway Germany HoldCo GmbH	Germany
Jack Wolfskin North America, Inc.	Delaware
JACK WOLFSKIN Ausrüstung für Draussen GmbH & Co. KGaA	Germany
JW STARGAZER Holding GmbH	Germany
SKYRAGER GmbH	Germany
JACK WOLFSKIN Retail GmbH	Germany
OOO ДЖЕК ВОЛЬФСКИН РУС (OOO JACK WOLFSKIN RUS)	Russia
Jack Wolfskin Trading (Shanghai) Co. Ltd.	China
Jack Wolfskin Schweiz GmbH	Switzerland
Jack Wolfskin UK Ltd.	United Kingdom
Jack Wolfskin Italia Srl	Italy
Jack Wolfskin France Distribution SAS	France
Jack Wolfskin France Retail Sarl	France
Jack Wolfskin Austria GmbH	Austria
Jack Wolfskin Netherlands BV	Netherlands
Jack Wolfskin Belgium BVBA	Belgium
Outdoor Trading AG	Switzerland